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                               UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                               Schedule 13G

                   Under the Securities Exchange Act of 1934

                   PACIFIC RESEARCH & ENGINEERING CORPORATION
                  ____________________________________________
                             (Name of Issuer)

                         Common stock, No Par Value
                        ____________________________
                       (Title of Class of Securities)

                               333-858-LA
                        ____________________________
                             (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ].

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

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CUSIP No.  333-858-LA   13G

1.   NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF
     ABOVE PERSON

     JACK K. WILLIAMS, # ###-##-####
______________________________________________________________________________

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [  ]
                                                                (b)  [  ]
______________________________________________________________________________

3.   SEC USE ONLY

______________________________________________________________________________

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:

     U.S. CITIZEN
______________________________________________________________________________

NUMBER OF                       5.   SOLE VOTING POWER
SHARES
BENEFICIALLY                         1,054,000 COMMON STOCK, NO PAR
OWNED BY EACH	                ______________________________________________
REPORTING
PERSON WITH                     6.   SHARED VOTING POWER

                                     2,500 COMMON STOCK, NO PAR
      	                        ______________________________________________

                                7.   SOLE DISPOSITIVE POWER

                                     1,054,000 COMMON STOCK, NO PAR
                                ______________________________________________

                                8.   SHARED DISPOSITIVE POWER

                                     2,500 COMMON STOCK, NO PAR

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______________________________________________________________________________

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,056,500 COMMON STOCK, NO PAR
______________________________________________________________________________

10.  CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     __________
______________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     45.83%
______________________________________________________________________________

12.  TYPE OF REPORTING PERSON*

     INDIVIDUAL
______________________________________________________________________________

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Item 1(a)     Name of Issuer:

              PACIFIC RESEARCH & ENGINEERING CORPORATION

Item 1(b)     Address of Issuer's Principal Executive Offices:

              2070 LAS PALMAS DRIVE, CARLSBAD, CA  92009

Item 2(a)     Name of Person Filing:

              JACK K. WILLIAMS

Item 2(b)     Address of Principal Business Office

              2070 LAS PALMAS DRIVE, CARLSBAD, CA  92009

Item 2(c)     Citizenship:

              UNITED STATES CITIZEN

Item 2(d)     Title of Class of Securities:

              COMMON STOCK

Item 2(e)     CUSIP Number:

              333-858-LA

Item 3        Type of Person:

              INDIVIDUAL - EXECUTIVE OFFICER, PRESIDENT/CEO

Item 4        Ownership (at December 31, 1997):

              (a)  Amount Beneficially Owned:

                   1,056,500 COMMON STOCK

              (b)  Percent of Class:

                   45.83%

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              (c)  Number of shares as to which such Person has:

                   (i)   Sole power to vote or to direct the vote:

                         1,054,000 COMMON STOCK

                   (ii)  Shared power to vote or to direct the vote:

                         1,056,500 COMMON STOCK

                   (iii) Sole power to dispose or to direct the disposition of:

                         1,054,000 COMMON STOCK

                   (iv)  Shared power to dispose or direct the disposition of:

                         1,056,500 COMMON STOCK


Item 5        Ownership of Five Percent or Less of a Class:

              NOT APPLICABLE

Item 6        Ownership of More than Five Percent on Behalf of Another Person:

              NOT APPLICABLE

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

              NOT APPLICABLE

Item 8        Identification and Classification of Members of the Group:

              NOT APPLICABLE

Item 9        Notice of Dissolution of Group:

              NOT APPLICABLE

Item 10       Certification:


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By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                SIGNATURE
                        ____________________________


     After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 10, 1998                   Signature:     /s/ LARRY E EYLER
       ___________________                                ___________________

                                            Name/Title:      Larry E. Eyler
                                                        Chief Financial Officer